Exhibit 10.24

DOLBY LABORATORIES, INC.

EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

FOR EMPLOYEES IN KOREA

1. By making an electronic election, I hereby elect to participate in the Dolby Laboratories, Inc. Employee Stock Purchase Plan (the “Plan”) and subscribe to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan. (Capitalized terms used but not defined in this Subscription Agreement have the same meaning set forth in the Plan.)

2. I hereby authorize payroll deductions from each paycheck on each pay day in the amount I elect electronically of my Compensation (from 0 to 10%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.)

3. I understand that said payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option.

4. I have received a copy of the complete Plan. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

5. Shares purchased for me under the Plan should be issued in my name unless I complete the form and other procedures specified by the Plan’s designated administrator to have the Shares issued in my name and my spouse’s name.

6. Regardless of any action the Company or my employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), I acknowledge that the ultimate liability for all Tax-Related Items legally due by me is and remains my responsibility and that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of my participation in the Plan, including the grant of the option, the exercise of the option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the option to reduce or eliminate my liability for Tax-Related Items.

Prior to the exercise of the option, I shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, I authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by me from my wages or other cash compensation paid to me by the Company and/or the Employer or from proceeds of the sale of the shares of Common Stock acquired under the Plan. Alternatively, or in addition, if permissible under local law, the Company may (a) sell or arrange for the sale of shares of Common Stock that I acquire under the Plan to meet the withholding obligation for Tax-Related Items, and/or (b) withhold in shares of Common Stock, provided that the Company only withholds the amount of shares of Common Stock necessary to satisfy the minimum withholding amount. Finally, I shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of my participation in the Plan or my purchase of shares of Common Stock that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the shares of Common Stock if I fail to comply with my obligations in connection with the Tax-Related Items as described in this section.

7. For U.S. taxpayers only: I understand that if I dispose of any shares received by me pursuant to the Plan within 2 years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or one year after the Exercise Date, I will be treated for U.S. Federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares. I hereby agree to notify the Company in writing within 30 days after the date of any disposition of my shares of Common Stock and I will make adequate provision for U.S. Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the shares of Common Stock. If I dispose of such shares at any time after the expiration of the 2-year and 1-year holding periods, I understand that I will be treated for U.S. Federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (2) 5% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

8. By making an electronic election to participate in the Plan (which serves as my electronic signature of this Subscription Agreement) and by participating in the Plan, I acknowledge that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan;

(b) the grant of options under the Plan is voluntary and occasional and does not create any contractual or other right to receive future options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c) all decisions with respect to future options, if any, will be at the sole discretion of the Company;

(d) my participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate my employment relationship at any time with or without cause;

(e) I am voluntarily participating in the Plan;

(f) the option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of my employment contract, if any;

(g) the option is not a part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(h) in the event that I am not an employee of the Company, the option grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the option grant and my participation in the Plan will not be interpreted to form an employment contract with the Employer or any Subsidiary of the Company;

(i) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(j) if I exercise my option and obtain shares of Common Stock, the value of those shares of Common Stock acquired upon exercise may increase or decrease in value, even below the Purchase Price;

(k) in consideration of the grant of the option, no claim or entitlement to compensation or damages shall arise from termination of the option or diminution in value of the option or shares of Common Stock purchased through exercise of the option resulting from termination of my employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and I irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Subscription Agreement, I shall be deemed irrevocably to have waived my entitlement to pursue such claim; and

(l) in the event of termination of my employment (whether or not in breach of local labor laws), my right to receive the option and exercise the option, if any, will terminate effective as of the date that I am no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment (whether or not in breach of local labor laws), my right to exercise the option after termination of employment, if any, will be measured by the date of termination of my active employment and will not be extended by any notice period mandated under local law; the Board or a Committee delegated such authority shall have the exclusive discretion to determine when I am no longer actively employed for purposes of my Option grant.

9. I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Subscription Agreement by and among, as applicable, the Employer, the Company and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing my participation in the Plan.

I understand that the Company and the Employer may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

I understand that Data may be transferred to E*Trade Financial Services, Inc., or such other stock plan service provider as may be selected by the Company, which is assisting the Company with the implementation, administration and management of the Plan. I understand that these recipients may be located in my country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, E*Trade Financial Services, Inc., and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering or managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

10. The provisions of this Subscription Agreement, the option grant and my participation in the Plan are governed by, and subject to, the laws of the State of Delaware (without giving effect to the conflict of law principles thereof).

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Subscription Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Francisco County, California, or the federal courts for the United States for Northern District of California, and no other courts, where this grant is made and/or to be performed.

11. If I have received this Subscription Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

12. The Company may, in its sole discretion, decide to deliver any documents related to the option grant and participation in the Plan or future options that may be granted under the Plan by electronic means or to request my consent to participate in the Plan by electronic means. I hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13. The provisions of this Subscription Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

14. I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

By my electronic election to participate in the Plan (which serves as my electronic signature of this Subscription Agreement), I agree that my participation in the Plan is governed by the terms and conditions of the Plan and this Subscription Agreement and do hereby appoint attorney-in-fact, Mark S. Anderson, General Counsel, Phyllis T. Solomon, Assistant General Counsel, and Alan G. Smith, Corporate Counsel, Dolby Laboratories, Inc., 999 Brannan Street, San Francisco, CA 94103, USA, or any one of them acting alone, as my true and lawful attorney, with full power and authority to do the following:

1. To prepare, execute and file any report/application and all other documents required for implementation of the Dolby Laboratories, Inc. Employee Stock Purchase Plan in Korea;

2. To take any action that may be necessary or appropriate for implementation of said Plan with the competent Korean authorities, including but not limited to a foreign exchange bank; and

3. To constitute and appoint, in its place and stead, and as its substitute, one attorney or more, with power of revocation.

I hereby ratify and confirm as my own act and deed all that such attorney may do or cause to be done by virtue of this instrument.